Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Chris Olert
January 24, 2008		212-460-4111

CON EDISON REPORTS 2007 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2007 earnings of $929 million or $3.49 a share compared with $737 million or $2.96 a share in 2006.

For the fourth quarter of 2007, the company’s earnings were $207 million or $0.76 a share compared with $201 million or $0.78 a share for the fourth quarter of 2006.

“Our 2007 financial performance reflects the significant capital investments we have made in our infrastructure to meet the growing energy needs of our customers, the continued economic strength in our local economy, rate agreements then in effect, and the performance from our competitive energy businesses that was better than expected,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer.

The company also today declared a quarterly dividend of 58 1/2-cents a share on its common stock, payable March 15, 2008 to shareholders of record as of February 13, 2008, an annualized increase of 2 cents over the previous annual dividend of $2.32 a share. “The increase in the dividend, the 34th consecutive annual increase, reflects our commitment to offering a tangible reward to those who have invested in our company for the benefit of our customers, while retaining the balance of our earnings to reinvest in our system,” said Robert Hoglund, Senior Vice President and Chief Financial Officer.

For 2008, the company expects to spend between $2.5 billion and $2.7 billion for capital investments, virtually all of which will be spent at the company’s regulated utilities. Common stock issuance of between $225 million and $425 million in addition to stock issuances under the company’s dividend reinvestment and employee stock plans is reduced in comparison to prior years due to the anticipated availability of proceeds from the sale of generating projects discussed below. The company also intends to issue long-term debt at its utility subsidiaries of between $1.8 billion and $2.2 billion in addition to debt issuances for maturing securities. After the New York Public Service Commission’s ruling in Con Edison of New York’s pending electric rate case, which is expected in late March 2008, the company intends to issue its forecast of 2008 earnings.

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CON EDISON REPORTS 2007 EARNINGS	page 2

The results of operations for the three months and year ended December 31, 2007, as compared with the 2006 periods, reflects sales growth, rate plans (which are designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, and interest charges), the impact of the 2006 Queens power outage, and the impact of weather on fourth quarter revenues. The variations for the year also reflect the impact of storms and milder summer weather. The following table presents the estimated effect on earnings per share and net income for common stock for the fourth quarter and year 2007 compared with the 2006 periods:

Fourth Quarter Variation	Year Variation
2007 vs. 2006	2007 vs. 2006

	Earnings per Share	Net Income (Millions of Dollars)	Earnings per Share	Net Income (Millions of Dollars)
Con Edison of New York
Sales growth	$0.03	$9	$0.18	$46
Impact of weather	0.09	24	0.11	28
Electric rate plan	0.12	30	0.44	109
Gas rate plan	0.01	1	0.05	12
Net transfers to firm gas service	0.01	3	0.05	14
Steam rate plan	0.02	4	0.08	19
Resolution of deferred tax amortization petition	-	-	0.06	17
Operations and maintenance expense	(0.09)	(23)	(0.15)	(37)
Depreciation and property taxes	(0.08)	(19)	(0.28)	(69)
Interest charges	(0.02)	(5)	(0.04)	(10)
Other (includes dilutive effect of new stock issuances)	(0.07)	(9)	(0.08)	29

Total Con Edison of New York	0.02	15	0.42	158
Orange and Rockland Utilities (O&R)	(0.02)	(6)	(0.01)	1
Competitive energy businesses
Earnings excluding net mark-to-market effects	0.01	2	0.02	6
Net mark-to-market effects (a)	(0.02)	(3)	0.07	17
Other, including parent company expenses	(0.01)	(2)	0.03	10

Total variation	$(0.02)	$6	$0.53	$192

(a)	These variations reflect after-tax net mark-to-market gains of $15 million or $0.05 cents a share in the fourth quarter of 2007, and $18 million or $0.07 cents a share in the fourth quarter of 2006, and after-tax net mark-to-market losses of $5 million or $0.02 cents a share in 2007 and $22 million or $0.09 cents a share in 2006.

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2007 periods. The weighted average number of common shares was 272 million shares and 266 million shares for the three months and year ended December 31, 2007, compared with 257 million shares and 249 million shares in the 2006 periods, respectively. The dilutive effect on earnings per share for the three months and year ended December 31, 2007 is $0.04 and $0.23, respectively. These amounts per share do not reflect the offsetting benefits of avoided interest expense.

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CON EDISON REPORTS 2007 EARNINGS	page 3

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days in the periods (and for Con Edison of New York gas, net transfers to firm service), for the three months and year ended December 31, 2007, as compared with the 2006 periods were as follows (expressed as a percentage of 2006 amounts):

	Fourth Quarter Variation 2007 vs. 2006		Year Variation 2007 vs. 2006
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	6.3	1.9	3.5	2.6
Firm - Gas	21.2	1.1	18.0	2.3
Steam	24.3	0.6	11.0	0.2
O&R
Electric	4.3	(0.4)	2.3	1.5
Firm - Gas	15.8	0.6	12.7	0.3

Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

In December 2007, Con Edison Development agreed to sell 1,706 megawatts of its generation projects. The net income for common stock attributable to these projects for 2007 and prior periods, which is not expected to be material, will be separately reported, if appropriate, as discontinued operations on Con Edison’s income statements in its Form 10-K.

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $28 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that owns and operates generating plants and participates in other infrastructure projects.

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